BOCA RESEARCH, INC.

                   EXHIBIT 11 - CALCULATION OF SHARES USED IN
                        DETERMINING NET INCOME PER SHARE
                                   (Unaudited)


                                  JUNE 30, 1998

                                                  THREE MONTHS ENDED    SIX MONTHS ENDED
                                                    JUNE 30, 1998         JUNE 30, 1998
                                                  ------------------    ----------------

Shares outstanding at January 1, 1998 ...........     8,725,079              8,725,079
Shares issued January 1, 1997 in
  connection with the 1992 Employee
  Stock Purchase Plan ...........................        16,578                 16,578
                                                      ---------              ---------
Weighted average shares outstanding .............     8,741,657              8,741,657
                                                      ---------              ---------


                                  JUNE 30, 1997

                                                  THREE MONTHS ENDED    SIX MONTHS ENDED
                                                    JUNE 30, 1997         JUNE 30, 1997
                                                  ------------------    ----------------

Shares outstanding at January 1, 1997 ...........     8,678,883              8,768,883
Shares issued January 1, 1997 in
  connection with the 1992 Employee
  Stock Purchase Plan ...........................        12,178                 12,178
Shares issued in connection with a
  non-qualified stock option plan ...............        22,167                 20,037
                                                      ---------              ---------
Weighted average shares outstanding .............     8,713,228              8,711,098
                                                      =========              =========


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